Exhibit (a)(1)(A)
OFFER TO PURCHASE FOR CASH
By
SILA REALTY TRUST, INC.
OFFER TO PURCHASE UP TO $50.0 MILLION
OF ITS SHARES OF OUTSTANDING COMMON STOCK FOR CASH
AT A PURCHASE PRICE OF NOT GREATER THAN $24.00
OR LESS THAN $22.60 PER SHARE
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 19, 2024, UNLESS EXTENDED OR WITHDRAWN
Dear Stockholder:
Sila Realty Trust, Inc. (the “Company”) is offering to purchase shares of the Company’s common stock, par value $0.01 per share (“Shares” or “Common Stock”), for cash in an amount up to $50.0 million at a price per Share specified by the tendering stockholders of not greater than $24.00 or less than $22.60 per Share, net to the seller in cash less the withholding of any applicable taxes and without interest, on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal included with this Offer to Purchase (the “Letter of Transmittal”) and the related Important Instructions and Information included with this Offer to Purchase. This Offer to Purchase and the Letter of Transmittal, including the Important Instructions and Information to the Letter of Transmittal, together with any amendments or supplements thereto, collectively constitute the “Offer.”
On June 13, 2024, our Shares were listed on the New York Stock Exchange (the “NYSE”) and began trading under the symbol “SILA”. Because June 13, 2024 is the first day on which the Shares traded on the NYSE, we cannot provide a market price for the Shares. Tendering stockholders whose Shares are accepted for payment will lose the opportunity to trade such Shares and the chance to participate in any future market upside and future growth of the Company with respect to such Shares. The trading price of our Shares on the NYSE may be higher or lower than the Purchase Price. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares.
Unless extended or withdrawn, the Offer, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on July 19, 2024 (such time and date, as may be extended, the “Expiration Date” or the “Expiration Time”). You may tender all, a portion or none of your Shares. If any tendered Shares are not purchased for any reason, the Letter of Transmittal with respect to such Shares not purchased will be of no force or effect and any Shares tendered by book-entry transfer with The Depository Trust Company (“DTC”) will be credited to the account maintained with DTC by the participant who delivered the Shares at our expense. We will not accept Shares subject to conditional tenders, such as acceptance of all or none of the Shares tendered by any tendering stockholder. There are no fractional Shares currently outstanding. We are not offering to purchase, and will not accept, any fractional Shares in the Offer. We have not provided for and will not accept Shares tendered via guaranteed delivery.
Stockholders whose Shares are registered in their name desiring to tender all or any portion of their Shares for purchase must either: (1) complete and sign a Letter of Transmittal and deliver it to the Company agent or (2) electronically complete and submit the information requested on the Company’s secured, online portal at silarealtytrustdutchauction.computersharecas.com, each in the manner set forth in “Procedures for Tendering Shares” below. Stockholders not interested in tendering any of their Shares need not take any action. See Section 2—Procedures for Tendering Shares.

As promptly as practicable after the Expiration Date, assuming the conditions to the Offer have been satisfied or waived, we will determine the purchase price for tendered Shares, which will be the lowest price per Share (in increments of $0.20), which will not exceed $24.00 or be less than $22.60 per Share (the “Purchase Price”), net to the seller in cash, less any applicable withholding taxes and without interest, that will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn, having an aggregate purchase price not exceeding $50.0 million (or such lesser number if less than $50.0 million in value of Shares are properly tendered and not properly withdrawn in the Offer).
All Shares properly tendered pursuant to the Offer will be purchased at the same Purchase Price, even Shares tendered at a lower price. If you tender Shares for a price that is more than the price ultimately determined to be the Purchase Price, none of those Shares tendered at the higher price will be purchased. Consequently, selecting a higher price for a tendered Share will increase the possibility that the Share may not be purchased in the Offer. Because of the “odd lot” priority and proration provisions described in this Offer to Purchase, less than all of the Shares tendered at or below the Purchase Price may be purchased if more than $50.0 million in the aggregate value of Shares are properly tendered and not properly withdrawn.
As of June 3, 2024, there were 57,216,477 Shares outstanding, as adjusted for a one-for-four reverse stock split effective May 1, 2024 (the “Reverse Split”). Unless otherwise stated, all figures herein reflect the Reverse Split. From time to time, we have published an estimated per share value of our Common Stock to assist broker dealers that sold our Shares in our initial and follow-on “best efforts” offering to comply with the rules published by the Financial Industry Regulatory Authority (“FINRA”) regarding customer account statements. On December 19, 2023, we announced an estimated per share Net Asset Value (“NAV”) equal to $7.48 per Share as of October 31, 2023, which has not been adjusted for the Reverse Split. See Section 14—Certain Information About the Company.
At the maximum price of $24.00 per Share, we could purchase approximately 2,083,333 Shares if the Offer is fully subscribed, which would represent approximately 3.6% of the outstanding Shares as of June 3, 2024. At the minimum price of $22.60 per Share, we could purchase approximately 2,212,389 Shares if the Offer is fully subscribed, which would represent approximately 3.9% of the outstanding Shares as of June 3, 2024.
Only Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be eligible to be purchased. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date.
Subject to complying with applicable law, we reserve the right, in our sole discretion, to change the Purchase Price or the range used to determine the Purchase Price and to increase or decrease the total dollar amount of Shares sought in the Offer. In accordance with rules promulgated by the Securities and Exchange Commission (the “SEC”), we may increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer. This could result in the dollar value of the Offer increasing by up to approximately $25.9 million assuming a Purchase Price at the low end of the range or $27.5 million assuming a Purchase Price at the high end of the range.
Subject to applicable law and the rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, subject to the restriction below, (b) to increase or decrease the aggregate value of Shares sought in the Offer, (c) to amend the Offer in any respect prior to the Expiration Date, and (d) upon the occurrence of any of the conditions specified in Section 6—Conditions of the Offer prior to the Expiration Date, to terminate the Offer and not accept any Shares for payment. Notice of any such extension, amendment or termination will be distributed promptly to stockholders in a manner reasonably designed to inform them of such change in compliance with Rule 13e-4(e)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the case of an extension of the Offer, such extension will be followed by a press release or other public announcement, which will be issued no later than 9:00 A.M., New York City Time, on the next business day after the previously scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.
This Offer is not conditioned upon the receipt of financing or a minimum number of Shares being properly tendered and not properly withdrawn. The Offer is, however, subject to a number of conditions. See Section 6—Conditions of the Offer.

Our board of directors has approved the Offer. None of the Company, our board of directors, Computershare Trust Company, N.A. in its capacity as Depositary or Paying Agent, nor Georgeson LLC in its capacity as Information Agent, nor Wells Fargo Securities, LLC (“Wells Fargo”) in its capacity as Dealer Manager for the Offer or any of their respective affiliates, however, has made or is making any recommendation to any stockholder as to whether to tender or refrain from tendering their Shares or as to the price or the prices at which you may choose to tender your Shares. Each stockholder must make his, her or its own decision whether to tender Shares, how many Shares to tender and the price or prices at which to tender. In doing so, you should read carefully the information in or incorporated by reference into this Offer to Purchase and the related Letter of Transmittal and Important Instructions and Information. You are urged to discuss your decision with your tax advisor, financial advisor and/or Custodian.
No person has been authorized to make any recommendation on behalf of the Company, our board of directors, the Depositary, Paying Agent, the Information Agent or the Dealer Manager or any representations in connection with the Offer other than those contained herein or in the Letter of Transmittal or Important Instructions and Information. If given or made, any recommendation and any information and representations must not be relied upon. This Offer has been neither approved nor disapproved by the SEC, nor has the SEC or any state securities commission passed upon the fairness or merits of the Offer or the accuracy or adequacy of the information contained or incorporated by reference in this Offer to Purchase. Any representation to the contrary is a criminal offense.
Questions, requests for assistance and requests for additional copies of this Offer to Purchase or the Letter of Transmittal and related Important Instructions and Information may be directed to Georgeson LLC , the information agent for the Offer (the “Information Agent”), by telephone toll-free at (866) 643-7359. Questions about the Offer may be directed to the Dealer Manager for the Offer at the contact information set forth below.
The Dealer Manager for the Offer is:
Wells Fargo Securities, LLC
500 West 33rd Street
30 Hudson Yards
New York, New York 10001
ATTN: Equity Syndicate Group
Call Toll-Free: (800) 645-3751
June 13, 2024

IMPORTANT
If you want to tender all or any portion of your Shares, you must do one of the following prior to 5:00 p.m., New York City Time, on July 19, 2024 (unless the Offer is extended):
•Registered Holders: if your Shares are registered in your name, you may either: (1) deliver (by regular mail or overnight courier) a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees, and any other required documents to Computershare, the Depositary for the Offer, in the enclosed envelope or (2) electronically complete and submit the information requested on the Company’s secured, online portal at silarealtytrustdutchauction.computersharecas.com;
•Holders Whose Shares are Held by Brokers: if your Shares are registered in the name of a broker, dealer, commercial bank, trust company, custodian or other nominee (each, a “Custodian”), contact your Custodian and request that your Custodian tender your Shares for you according to the procedures described in Section 2—Procedures for Tendering Shares of this Offer to Purchase; or
•DTC Participants: if you are an institution participating in DTC, tender your Shares according to the procedure for book-entry transfer described in Section 2—Procedures for Tendering Shares of this Offer to Purchase.
If a Custodian holds your Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the Custodian that holds your Shares as soon as possible to find out its deadline.
We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any state where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such state.
Additional copies of this Offer to Purchase and the Letter of Transmittal and Important Instructions and Information may be obtained from Georgeson LLC, the Information Agent for the Offer, and will be furnished at the Company’s expense. Questions and requests for assistance may be directed to Georgeson LLC at the telephone numbers set forth on the back cover of this Offer to Purchase. Stockholders should also contact their Custodian for assistance concerning the Offer.
WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL OR IMPORTANT INSTRUCTIONS AND INFORMATION. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH INFORMATION OR REPRESENTATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE PAYING AGENT, THE INFORMATION AGENT, THE DEPOSITARY OR THEIR RESPECTIVE AFFILIATES.
THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE IMPORTANT INSTRUCTIONS AND INFORMATION CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ EACH IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.
THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF JUNE 13, 2024, AND THE STATEMENTS INCORPORATED BY REFERENCE HEREIN ARE MADE AS OF THE DATE OF THE DOCUMENTS SO INCORPORATED BY REFERENCE. THE DELIVERY OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE IMPORTANT INSTRUCTIONS AND INFORMATION SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

SILA REALTY TRUST, INC.
SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. This summary term sheet highlights the material terms of the Offer but does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. We urge you to read the entire Offer to Purchase, the Letter of Transmittal and related Important Instructions and Information and the documents incorporated herein by reference because they contain the full details about the Offer and the Company. We have included references to the sections of this Offer to Purchase where you will find a more complete discussion. Except where the context suggests otherwise, the terms “we,” “us,” “our” and the “Company” refer to Sila Realty Trust, Inc., a Maryland corporation.
Who is offering to purchase my Shares?
Sila Realty Trust, Inc., a Maryland corporation, with principal executive offices at 1001 Water Street, Suite 800, Tampa, Florida, 33602, telephone (813) 287-0101 and email IR@silarealtytrust.com. For more information about the Company, see Section 13—Certain Information About the Company.
What is the purpose of the Offer?
As a new publicly listed company, we understand that our stockholders may have different needs with respect to the liquidity of their Shares. The Offer is part of our overall goal to enhance stockholder value while addressing the needs of certain of our stockholders who desire liquidity for all or a portion of their Shares. Accordingly, the purpose of the Offer is to provide those stockholders who wish to obtain immediate liquidity for their Shares an opportunity to do so in an efficient manner, without incurring most broker’s fees associated with an open market sale, while at the same time balancing the best interests of the Company and of those stockholders who wish to remain invested in the Company by helping to stabilize the share price of the Company’s Common Stock following the listing.
Overall, we believe that the Offer is a prudent use of our financial resources given our business profile, capital structure and assets and liabilities. As a way to further the dual purposes of the Offer, the modified “Dutch Auction” tender offer set forth in this Offer to Purchase represents an efficient mechanism to provide our stockholders who desire liquidity with the opportunity to tender Shares, while also providing a benefit to those stockholders who do not participate in the Offer, as such non-participants will automatically increase their relative percentage ownership interest in us and our future operations, including any liquidity events that we may have in the future.
The final decision on whether to hold or tender Shares and at what price needs to be made by each individual stockholder. For additional information, see Section 18—Recommendation.
How was the price range determined?
Our board of directors determined the price range for the Offer based on discussions with our management and our advisors. We considered, among other things, the amount of cash that we would have available to fund the Offer and the likelihood that stockholders would tender.
Based on all of these factors, our board of directors arrived at the price range of $22.60—$24.00 per Share, which we believe is a range within which our stockholders might sell their Shares pursuant to the Offer and within which we can make purchases that will constitute a prudent use of the Company’s financial resources. The actual value and trading price of the Shares on the NYSE may be lower or higher than the range at which we are offering to purchase such Shares. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares.
What is the effect of the Offer?
The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Company and its future earnings of stockholders that do not tender their Shares. Assuming the Purchase Price is equal to the lowest price within our range, we could purchase up to 2,212,389 Shares representing approximately 3.9% of the outstanding Shares as of June 3, 2024, and if the Purchase Price is equal to the highest price within our range, we could purchase up to 2,083,333 Shares representing approximately 3.6% of the outstanding Shares as of June 3, 2024.

Additionally, stockholders who tender all of their Shares will give up the opportunity to participate in any future benefits from owning Shares including the right to any future dividends or distributions that we may pay. The Purchase Price per Share paid to tendering stockholders may be less than the total amount which might otherwise be received by stockholders at a later date. The purchase of Shares pursuant to the Offer will also have the effect of a reduction in cash and/or an increase in our outstanding debt. In addition, there is a risk that tenders by other stockholders could potentially result in non-tendering or other stockholders losing custody of their Shares due to the Company’s ownership restrictions set forth in its charter. See Summary Term Sheet – What if purchasers of Shares held by other stockholders cause me to beneficially or constructively own Shares in excess of the ownership limits in the Company’s charter?
Based on applicable rules and regulations of the SEC and the NYSE, we believe our purchases pursuant to the Offer will not result in the deregistration of our Shares under the Exchange Act, nor will such purchases cause the Shares to be delisted by the NYSE. See Section 8—Certain Effects of the Offer.
Will you implement a general share repurchase program after the Offer is completed?
After completing the Offer, and in compliance with applicable securities laws, we may repurchase Shares under a formal share repurchase program or a subsequent tender offer for our Shares following the Expiration Date. Any such repurchase program or tender offer will depend on, among other things, our results of operations, financial position and capital requirements, general business conditions, legal, tax, regulatory and contractual constraints or restrictions and other factors our management team and board of directors deem relevant. The price at which we may offer to purchase Shares under a general repurchase program or pursuant to additional tender offers would be determined at the time we decided to pursue that particular course of action or actions and may be greater or less than the Purchase Price. There is no assurance that we will implement a general repurchase program or commence an additional tender offer or offers following the Expiration Date of the Offer. Pursuant to the applicable securities laws, neither we nor any of our affiliates may make any purchases of Shares until the expiration of at least ten business days after the date of termination of the Offer. See Section 11—Plans and Proposals.
How many Shares will the Company purchase, what is a “modified Dutch Auction” and what will be the purchase price and form of payment?
We are conducting the Offer by means of a process commonly referred to as a modified “Dutch Auction.” This approach allows each stockholder to indicate the price (within a range established by us) that the stockholder would be willing to sell Shares back to us. In this case, we are offering to purchase for cash up to $50.0 million in value of our Shares pursuant to tenders at a price specified by the tendering stockholders of not greater than $24.00 nor less than $22.60 per Share subject to the terms and conditions of the Offer. We will set the Purchase Price at the lowest price per Share (in increments of $0.20) that will allow us to purchase up to $50.0 million in value of tendered Shares. The same price will be paid for all tendered Shares accepted for purchase. In accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer.
Properly tendering Shares at $22.60 per Share assures you that at least a portion of your Shares will be purchased so long as we purchase Shares under the Offer (subject to provisions relating to “odd lot” priority and proration described herein). If you tender Shares at any of the other prices in the range, there is a possibility that none of those Shares will be purchased.
Regardless of the prices at which you choose to tender Shares, all of the Shares purchased pursuant to the Offer will be purchased for the same price. If you tender Shares for a price that is less than the price ultimately determined to be the Purchase Price, you will receive the Purchase Price for any of those Shares that are accepted for purchase.
Because the Purchase Price will be the lowest of the prices that will enable us to purchase the maximum number of Shares having an aggregate purchase price not exceeding $50.0 million, if you tender Shares for a price that is more than the price ultimately determined to be the Purchase Price, none of those Shares tendered at the higher price will be purchased. Consequently, selecting a higher price for a tendered Share will increase the possibility that the Share may not be purchased in the Offer.

We will announce the results of the Offer, including the Purchase Price and the expected proration factor, if any, and pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the Shares we accept for payment promptly as practicable after the Expiration Date. If more than $50.0 million in value of Shares are validly tendered and we are required to prorate, however, we expect it may take up to five (5) business days after the Expiration Date to calculate the final proration factor and begin paying for Shares accepted for payment.
We will pay for Shares that are properly tendered and not properly withdrawn by depositing the Purchase Price in cash with Computershare Trust Company, N.A. (“Computershare”), the paying agent for the Offer (the “Paying Agent”), which will act as agent for the purpose of receiving payments from us and transmitting payments to you. In all cases, payment for tendered Shares will be made only after timely receipt by Computershare in its capacity as the Depositary for the Offer (the “Depositary”) of a properly completed and duly executed Letter of Transmittal and any required signature guarantees and other documents required by the Letter of Transmittal.
Subject to applicable law, we reserve the right, in our sole discretion, to change the Purchase Price and the price range and to increase or decrease the value of Shares sought in the Offer. The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to certain conditions. See Section 1—Price; Number of Shares; Expiration Date; Proration, Section 2— Procedures for Tendering Shares, and Section 6—Conditions of the Offer.
Will the tender offer affect my distribution?
If you elect to remain a stockholder and do not tender all of your Shares, you will continue to receive any distributions that are authorized by our board of directors and declared by us based on the number of Shares you own on the record dates for the distributions. Any future determination to pay distributions will be at the discretion of our board of directors and will depend on our financial condition, capital requirements, restrictions contained in current or future financing instruments, and such other factors as our board of directors deems relevant.
If you decide to tender all or a portion of your Shares, you will no longer receive any distributions on the Shares that you tender.
What if stockholders tender more than $50.0 million in value of Shares?
If more than $50.0 million in value of Shares are properly tendered and not properly withdrawn, we will purchase Shares on the following basis:
•First, we will purchase all the Shares properly tendered at or below the Purchase Price and not properly withdrawn by any “odd lot holder” (a stockholder of fewer than 100 Shares) who tenders all of that holder’s Shares; and
•Second, after the purchase of all the Shares properly tendered and not properly withdrawn by odd lot holders, we will purchase all other Shares properly tendered and not properly withdrawn at or below the Purchase Price, on a pro rata basis with appropriate adjustments to avoid the purchase of fractional Shares.
In addition, in accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer. This could result in the dollar value of the Offer increasing by up to approximately $25.9 million assuming a Purchase Price at the low end of the range or $27.5 million assuming a Purchase Price at the high end of the range.
Because of the proration and “odd lot” priority provisions described in this Offer to Purchase, it is possible that we will not purchase all the Shares that you tender even if you tender them at or below the Purchase Price. If the Offer is oversubscribed, and you are not an odd lot holder, the amount we purchase from you will be prorated.
If we are required to prorate, the Paying Agent will determine the proration factor promptly following the Expiration Date. Proration for each stockholder tendering Shares (other than odd lot holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders (other than odd lot holders) at or below the Purchase Price with appropriate adjustments to avoid purchases of fractional Shares. Because of the difficulty in determining the number of Shares properly tendered and not withdrawn and because of the odd lot procedure described above, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until up to five (5) business days after the Expiration Date. The results of any proration will be announced by press release as promptly as practicable after the Expiration Date.
The number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether to tender Shares. Each stockholder should consult with its tax advisor to evaluate the tax consequences of tendering or selling Shares in the Offer.
This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of our Shares, including any custodian, brokers, dealers, commercial banks, trust companies and other nominees, or the names of whose nominees, appear on our stockholder list. For more information, see Section 1—Price; Number of Shares; Expiration Date; Proration.
If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?
If you own beneficially or of record fewer than 100 Shares in the aggregate, you will not be subject to proration if: (1) you properly tender all of these Shares at or below the price that is ultimately determined to be the Purchase Price, (2) you do not properly withdraw them before the Expiration Time, and (3) you either: (i) complete the Letter of Transmittal included with this Offer to Purchase and the Odd Lot certification form attached hereto, or (ii) electronically complete and submit the information requested on the Company’s secured, online portal at silarealtytrustdutchauction.computersharecas.com. See Section 1—Price; Number of Shares; Expiration Date; Proration.
How do I tender Shares that are registered in my name?
If you would like us to purchase your Shares or a portion of your Shares that are registered in your name, you must either: (1) properly complete and sign the Letter of Transmittal enclosed according to the Important Instructions and Information and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal to Computershare, in its capacity as the Depositary at the appropriate address shown on the “Important Instructions and Information” page accompanying the Letter of Transmittal or (2) electronically complete and submit the information requested on the Company’s secured, online portal at silarealtytrustdutchauction.computersharecas.com.
Unless the Offer is extended, the completed and executed Letter of Transmittal must be received before 5:00 p.m., New York City Time, on July 19, 2024. See Section 2—Procedures for Tendering Shares. We have not provided for and will not accept Shares tendered via guaranteed delivery or hand delivery.
How do I tender Shares that I hold through a broker, dealer, commercial bank, trust company, custodian or other nominee?
If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company, custodian or other nominee and you are not the holder of record on our books, you must contact your broker, dealer, commercial bank, trust company, custodian or other nominee and comply with their policies and procedures and provide them with any necessary paperwork in order to have them tender your Shares. Stockholders holding their Shares through a broker, dealer, commercial bank, trust company, custodian or other nominee must not deliver a Letter of Transmittal directly to the Depositary (Computershare). The broker, dealer, commercial bank, trust company, custodian or other nominee holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary (Computershare) on your behalf. This requirement will be strictly followed, and Letters of Transmittal which do not conform with the above will be rejected. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted. See Section 2—Procedures for Tendering Shares. If a broker, dealer, commercial bank, trust company, custodian or other nominee holds your Shares, it may have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company, custodian or other nominee that holds your Shares as soon as possible to find out its deadline.

Will I be notified of any defects in the documents I submit?
To the extent practicable, the Company and Computershare will attempt to give notice of any defects or irregularities in tenders, provided, however, that none of the Company, Computershare or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice. Any notice given will be in the form of a letter. Such notice will be sent by U.S. mail, and may not be received by you in time to enable you to correct the defect, so we urge that you closely follow all instructions and avoid non-conforming tenders altogether. The Company will not be liable for failure to waive any condition of the Offer or for any defect or irregularity in any tender of Shares. It is the risk and responsibility of a tendering stockholder to ensure the proper completion and timely delivery of all materials necessary to properly tender their Shares. Therefore, we encourage stockholders to carefully complete their tender materials and submit them as early as possible after you have considered the information in this Offer to Purchase, so that you will have as much time as possible prior to the Expiration Date to correct any defects or irregularities in your tender. See Section 2—Procedures for Tendering Shares.
What will happen to my fractional Shares in connection with the Offer?
There are no fractional Shares currently outstanding. We are not offering to purchase, and will not accept, any fractional Shares in the Offer. See Section 9—Treatment of Fractional Shares.
What is the accounting and tax treatment of the Offer for the Company?
The purchase of Shares pursuant to the Offer will reduce our stockholders’ equity in an amount equal to the aggregate Purchase Price of the Shares purchased and will also have the effect of a reduction in cash and/or an increase in our outstanding debt.
Are there any governmental or regulatory approvals, consents or filings to be made or obtained in connection with the Offer?
We are not aware of any approval or other action by any governmental, administrative or regulatory authority, agency or body required for us to acquire Shares pursuant to the Offer. We intend, however, to seek any approvals or make any notice filings that may be required. We may be required to delay the acceptance for payment of, or payment for, Shares tendered in the Offer pending receipt of any approval or other action. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for Shares are subject to the satisfaction of certain conditions. See Section 6— Conditions of the Offer and Section 16—Certain Legal Matters; Regulatory Approvals.
Must I tender all of my Shares to participate in the Offer?
No. Other than odd lot holders seeking to have all of their Shares acquired in the Offer (who must tender all of their Shares to be entitled to odd lot priority), you may tender all of your Shares, a portion of your Shares or none of your Shares. You are able to tender your Shares regardless of how long you have owned them. See Section 1—Price; Number of Shares; Expiration Date; Proration and Section 3—Amount of Tenders.
When will the Offer expire? Can the Offer be extended? How will I be notified if the Offer period is extended?
You may tender your Shares until the Offer expires at 5:00 p.m., New York City Time, on July 19, 2024. We may choose to extend the Offer period for any reason. If we extend the Offer period, we will issue a press release no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. We cannot assure you that the Offer will be extended or, if extended, for how long it will be extended. See Section 1—Price; Number of Shares; Expiration Date; Proration and Section 7—Extension of the Offer; Termination; Amendment.
Following the Offer, will the Company continue as a public company?
We intend to continue as a public company following the Offer. The Offer is conditioned upon, among other things, our having determined in our reasonable judgment that the consummation of the Offer will not cause the Shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act. See Section 6—Conditions of the Offer and Section 8—Certain Effects of the Offer.
What is the effect of the listing of the Shares on the NYSE?
Because the Shares are now listed on the NYSE, stockholders who choose not to tender their Shares should be able to freely liquidate their investments in the Company; however, the value of their Shares will be subject to market volatilities. Tendering stockholders whose Shares are accepted for payment will lose the opportunity to trade such Shares and the chance to participate in any future market upside and future growth of the Company with respect to such Shares. The purchase of Shares pursuant to the Offer will reduce our “public float” (the number of Shares owned by non-affiliated stockholders and available for trading in the securities markets), and may reduce the number of our stockholders. See Section 8—Certain Effects of the Offer.
What is the market price for the Shares?
Because June 13, 2024 is the first day on which the Shares were traded on the NYSE, we cannot provide a market price for the Shares. The trading price of our Shares may be higher or lower than the Purchase Price. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares. See Section 12—Price Range of Shares of Common Stock; Distributions.
Will there be any tax consequences to me if I tender my Shares?
Yes. If we accept your tender of Shares, you will be treated as either having sold or exchanged those Shares in a taxable transaction or, under certain circumstances, having received a distribution with respect to those Shares that is treated as a dividend to the extent it is paid out of our current or accumulated earnings and profits. You should consult your tax advisor regarding the tax consequences of tendering your Shares. See Section 17—Certain U.S. Federal Income Tax Consequences.
Under the U.S. federal backup withholding rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable to a tendering stockholder or other payee who is a U.S. stockholder (as defined in Section 17—Certain U.S. Federal Income Tax Consequences) pursuant to the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”), unless the tendering stockholder or other payee provides or has already provided its taxpayer identification number (employer identification number or social security number) to the Paying Agent (as payor) and certifies or has certified under penalties of perjury, among other things, that the number is correct.
Will I have to pay brokerage fees and commissions if I tender my Shares?
It depends. If you are the holder of record of your Shares and you tender your Shares directly, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company, custodian or other nominee and that person tenders Shares on your behalf, that person may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company, custodian or other nominee to determine whether any such charges will apply. See Section 2—Procedures for Tendering Shares.
May I withdraw my tendered Shares?
Yes. You may withdraw any or all Shares tendered at any time prior to the Expiration Time. To withdraw your tendered Shares, you must either: (1) properly complete and submit a written notice of withdrawal (a “Withdrawal Letter”) and deliver it, together with any required signature guarantees and any other required documents, to the Depositary at the appropriate address shown on the “Important Instructions and Information” page accompanying the Letter of Transmittal, or (2) electronically complete and submit the information requested on the Company’s secured, online portal at silarealtytrustdutchauction.computersharecas.com; provided, however, you may only withdraw your Shares by the same method you used to tender your Shares. Please note that a Withdrawal Letter delivered via a U.S. mail or overnight courier service may not be received in time. See Section 4—Withdrawal Rights.
How will the Company pay for the Shares?
Assuming that the Offer is fully subscribed, the value of Shares purchased in the Offer will be $50.0 million, subject to our ability to increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding

Shares (resulting in a commensurate increase in the dollar volume by up to approximately $25.9 million assuming a Purchase Price at the low end of the range or $27.5 million assuming a Purchase Price at the high end of the range) without amending or extending the Offer in accordance with rules promulgated by the SEC. Assuming that we do not increase the number of Shares accepted for payment, we expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $52.0 million. We intend to fund the purchase of Shares in the Offer and pay related costs by using cash on our balance sheet and/or availability under our revolving credit facility. Following our acceptance of Shares for payment, we will deposit the aggregate Purchase Price for all purchased Shares with Computershare, the Paying Agent for the Offer, which will act as agent for the purpose of receiving payment for your Shares. Our deposit of the aggregate Purchase Price (less any withholding of applicable taxes) with Computershare will satisfy our obligation to pay for Shares purchased in the Offer. Thereafter, stockholders whose tendered Shares were accepted for payment will receive payment from the Company’s transfer agent, Computershare. See Section 5—Purchase and Payment for Tendered Shares and Section 13—Source and Amount of Funds.
What are the most significant conditions to the Offer?
Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied or waived on or prior to the Expiration Date, including but not limited to:
•any threatened or pending action, suit or proceeding by any third-party, including any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:
◦challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects our making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;
◦in our reasonable judgment, could be expected to materially and adversely affect our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way our ability to purchase some or all of the Shares pursuant to the Offer; or
◦makes our purchase of, or payment for, some or all of the Shares pursuant to the Offer illegal, or otherwise restrict or prohibit consummation of the Offer;
•there has occurred any change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or prospects or the benefits to us of the Offer, including, but not limited to, the following:
◦any general suspension of trading in securities on any U.S. national securities exchange or in the over-the-counter market;
◦the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;
◦the commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, in each case which is reasonably likely to have a material adverse effect on the Company or on the Company’s ability to complete the Offer;
◦any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States; or
◦legislation amending the Internal Revenue Code of 1986, as amended (the “Code”), the effect of which, in our reasonable judgment, would be to materially change the tax consequences of the Offer in any manner that would reasonably be expected to materially and adversely affect us;
•no decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on the date of this Offer to Purchase to the open of trading on the Expiration Date, shall have occurred;
•no tender or exchange offer for any or all Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or our subsidiaries, has been proposed, announced or commenced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;
◦no entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC);
•no entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of our outstanding Shares;
•no new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);
•no person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;
•no action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:
◦indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;
◦could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or
◦otherwise could reasonably be expected to materially adversely affect our business or prospects, or the benefits to us of the Offer;
•no change or changes have occurred in our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or future business prospects that, in our reasonable judgment, has a material adverse effect on our business or prospects, or the benefits to us of the Offer;
•no approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or
•we shall not have determined that the consummation of the Offer and the purchase of the Shares may cause the Shares to: (i) be delisted from the NYSE, or (ii) become eligible for deregistration under the Exchange Act.
In addition, if completing the Offer on its current or amended terms, or at all, may cause us to fail to qualify for taxation as a real estate investment trust (a “REIT”) under the Code or would violate the limitations imposed by Maryland law we may terminate or amend the Offer or postpone the acceptance of Shares for payment.
If any of the conditions referred to above is not satisfied, we may:
•terminate the Offer and return all tendered Shares to the tendering stockholders,
•extend the Offer and, subject to withdrawal rights as set forth in Section 4—Withdrawal Rights, retain all of the tendered Shares until the expiration of the Offer as so extended,
•waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all the Shares validly tendered and not withdrawn prior to the Expiration Date, or
•delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.
Each of these conditions is for our sole benefit and may be asserted or waived by us, in whole or in part, at any time and from time to time in our discretion prior to the Expiration Date. If an abovementioned offer condition is triggered while the Offer is pending, the Company will promptly notify its stockholders. The Offer is not conditioned upon on any minimum number of Shares being tendered. See Section 6— Conditions of the Offer.
May we extend, amend or terminate the offer?
Yes, we may extend, amend or terminate the Offer in our sole discretion. The Offer is not conditioned upon the tender of any minimum number of Shares. We are not required to accept or pay for any Shares tendered unless the conditions to the Offer have been met. See Section 7—Extension of the Offer; Termination; Amendment.
Has the Company or its board of directors adopted a position on the Offer?
Although our board of directors has authorized the Offer, none of the Company, any member of our board of directors, Computershare, in its capacity as Paying Agent or Depositary, Georgeson LLC, in its capacity as Information Agent, or Wells Fargo, in its capacity as Dealer Manager for the Offer, or any of their respective affiliates has made, or is making, any recommendation to you as to whether to tender your Shares. You must make your own decision as to whether to tender your Shares, how many Shares to tender and the price or prices at which you may choose to tender. In doing so, you should read carefully the information in or incorporated by reference into this Offer to Purchase and the related Letter of Transmittal and Important Instructions and Information. You are urged to discuss your decision with your tax advisor, financial advisor and/or Custodian. See Section 18—Recommendation.
Do the Company’s directors or executive officers intend to tender their Shares in the Offer?
We have been advised that none of our directors or executive officers intend to tender any Shares in the Offer.
What if purchasers of Shares held by other stockholders cause me to beneficially or constructively own Shares in excess of the ownership limits in the Company’s charter?
Our charter generally provides that no person may beneficially or constructively own more than 9.8% (in value or number of shares, whichever is more restrictive) of our outstanding Shares or 9.8% in value of the aggregate of all outstanding shares of all classes and series of our stock. Constructive ownership refers to ownership of the

Company’s stock of any class or series, including Common Stock or preferred stock, by a person, whether the interest in the Company’s stock is held directly or indirectly (including by a nominee), and includes interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. If repurchases of Shares held by other stockholders were to cause a stockholder to beneficially or constructively own Shares in excess of such ownership limits, such excess Shares would be automatically transferred to a trust for the benefit of a charitable beneficiary unless such stockholder received a waiver (prospectively or retroactively) of such ownership limits from our board of directors. Such a transfer would be deemed effective as the close of business on the business day prior to our acceptance of Shares tendered in the Offer. The charitable trustee of any such trust shall be appointed by the Company and shall be a person unaffiliated with the Company and any affected owner of excess Shares. The Company shall also designate one or more nonprofit organizations to serve as the beneficiary(ies) of the charitable trust, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Company to designate a charitable beneficiary or to appoint a charitable trustee before the automatic transfer of any excess Shares shall make such transfer ineffective, provided that the Company thereafter makes such designation and appointment. The previous owner of any excess Shares so transferred to a charitable trust will not retain any element of control over such Shares, including the right to vote or the right to receive dividends or other distributions.
Stockholders should consider potential application of the ownership limits in our charter in deciding whether to tender their Shares. There is a risk that tenders by other stockholders could potentially result in non-tendering and other stockholders losing custody of their Shares due to the aforementioned ownership restrictions.
Whom do I contact if I have questions about the Offer?
Questions and requests for assistance or requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Important Instructions and Information and other Offer documents may be directed to Georgeson LLC, the Information Agent, at the following toll-free telephone number: (866) 643-7359. Georgeson LLC will promptly furnish to stockholders additional copies of the materials at the Company’s expense. Stockholders may also contact their financial advisor for assistance concerning the Offer.

FORWARD-LOOKING STATEMENTS
Certain statements contained herein, other than historical fact, may be considered “forward-looking statements.” These statements, including statements concerning our plans, objectives, goals, beliefs, future events, expectations, intentions, expenditures, assumptions and other statements, are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties. No forward-looking statement is intended to, nor shall it, serve as a guarantee of future performance. You can identify the forward-looking statements by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will” and other similar terms and phrases. Forward-looking statements are subject to various risks and uncertainties and factors that could cause actual results to differ materially from the Company’s expectations, including the ability of the Company to commence and complete the tender offer, the fulfillment of the conditions to the tender offer, and the ability of the Company to achieve the benefits contemplated by the tender offer, and you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond the Company’s control and could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Additional factors include those described under the section entitled Item 1A. “Risk Factors” of Part I of the Company’s 2023 Annual Report on Form 10-K with the SEC, copies of which are available at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.

THE OFFER
1.    Price; Number of Shares; Expiration Date; Proration
Subject to the terms and conditions of the Offer, we will purchase for cash up to $50.0 million in value of Shares at a price specified by the tendering stockholders of not greater than $24.00 nor less than $22.60 per Share that are properly tendered and not properly withdrawn prior to the Expiration Date. We reserve the right to extend the Offer. See Section 7—Extension of the Offer; Termination; Amendment. In addition, in accordance with rules promulgated by the SEC, we may increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer. This could result in the dollar value of the Offer increasing by up to approximately $25.9 million assuming a Purchase Price at the low end of the range or $27.5 million assuming a Purchase Price at the high end of the range.
The Purchase Price which will be the lowest price per Share (in increments of $0.20) of not more than $24.00 and not less than $22.60 per Share, at which Shares have been properly tendered in the Offer, that will enable us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn, having an aggregate Purchase Price not exceeding $50.0 million (or such lesser number if less than $50.0 million in value of Shares are properly tendered and not properly withdrawn in the Offer).
Regardless of the prices at which you choose to tender Shares, all of the Shares purchased pursuant to the Offer will be purchased for the same price. If you tender Shares for a price that is less than the price ultimately determined to be the Purchase Price, you will receive the Purchase Price for any of those Shares that are accepted for purchase. If you tender Shares for a price that is more than the price ultimately determined to be the Purchase Price, none of those Shares tendered at the higher price will be purchased. Consequently, selecting a higher price for a tendered Share will increase the possibility that the Share may not be purchased in the Offer.
All Shares properly tendered at or below the Purchase Price and not properly withdrawn will be purchased at the same Purchase Price, even if the stockholder tendered at a lower price. Because of the “odd lot” priority and proration provisions described herein, all of the Shares tendered at or below the Purchase Price may not be purchased if more than $50.0 million in aggregate value of Shares are properly tendered and not properly withdrawn.
Only Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be eligible to be purchased. Shares tendered but not purchased will be returned promptly following the Expiration Date.
As of June 3, 2024, there were 57,216,477 Shares outstanding, as adjusted for a one-for-four reverse stock split effective May 1, 2024 (the “Reverse Split”). Unless otherwise stated, all figures herein reflect the Reverse Split. On June 13, 2024, our Shares were listed on the NYSE Stock Exchange (the “NYSE”) and began trading under the symbol “SILA.” Because June 13, 2024 is the first day on which the Shares were traded on the NYSE, we cannot provide a market price for the Shares. Tendering stockholders whose Shares are accepted for payment will lose the opportunity to trade such Shares and the chance to participate in any future market upside and future growth of the Company with respect to such Shares. The trading price of our Shares on the NYSE may be higher or lower than the Purchase Price. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares.
This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of our Common Stock, including brokers, dealers, commercial banks, trust companies, custodians and other nominees and similar persons whose names, or the names of whose nominees, appear on the Company’s stockholder list. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted.
Our board of directors has approved the Offer. None of the Company, our board of directors, Computershare in its capacity as Depositary or Paying Agent for the Offer, nor Georgeson LLC in its capacity as Information Agent for the Offer, nor Wells Fargo in its capacity as Dealer Manager for the Offer, or any of their respective affiliates, however, has made or is making any recommendation to any stockholder as to whether to tender or refrain from tendering their Shares or as to the price or the prices at which you may choose to tender your Shares. Each stockholder must make his, her or its own decision whether to tender Shares, how many Shares to tender and the price or prices at which to tender. Tendering stockholders whose Shares are accepted for payment will lose the opportunity to trade such Shares and the chance to participate in any future market upside and future growth of the Company with respect to such Shares.
The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to certain conditions. See Section 6—Conditions of the Offer.
Subject to the applicable rules and regulations of the SEC, we expressly reserve the right, in our sole discretion, at any time and from time to time, (a) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, (b) to increase or decrease the total dollar amount of Shares sought in the Offer, (c) to amend the Offer prior to the Expiration Date, and (d) upon the occurrence of any of the conditions specified in Section 6—Conditions of the Offer prior to the Expiration Date or for any reason to terminate the Offer and not accept any Shares for payment. Any extension, amendment, waiver of a condition or termination will be followed as promptly as practicable by public notice consistent with the requirements of the SEC. In the case of an extension of the Offer, we will issue a press release or other public announcement no later than 9:00 a.m., New York City Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.
If we: (i) increase the price that may be paid for the Shares above $24.00 per Share or decrease the price that may be paid for the Shares below $22.60 per Share, (ii) increase the maximum number of Shares that we may purchase in the Offer by more than 2% of our outstanding Shares or (iii) decrease the number of Shares that we may purchase in the Offer, then the Offer must remain open for at least ten (10) business days following the date that notice of the increase or decrease is first published, sent or given.
Stockholders properly tendering Shares at a price equal to $22.60 per Share can expect to have at least a portion of their Shares purchased at the Purchase Price if any Shares are purchased pursuant to the Offer (subject to provisions relating to “odd lot” priority and proration described herein).
The Company will not accept or pay for any Shares that are subject to, and all Shares tendered in the Offer must be free and clear of, any liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever. The Company will acquire all rights and benefits arising from any Shares that it accepts and pays for in the Offer, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of the tendered Shares to stockholders of record on or prior to the date on which the Shares are accepted for payment pursuant to the Offer will be for the account of the tendering stockholder(s). We do not anticipate making any distributions prior to the Expiration Date.
Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if the number of Shares properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date would result in an aggregate purchase price of more than $50.0 million (or such greater amount that the Company may elect to pay, subject to applicable law), we first will purchase all Shares tendered by any Odd Lot Holder (as defined below) who: (1) either: (i) properly completes and submits the Letter of Transmittal included with this Offer to Purchase and the Odd Lot certification form included herewith or (ii) electronically completes and submits the information requested on the Company’s secured, online portal at silarealtytrustdutchauction.computersharecas.com; and (2) properly tenders all Shares owned beneficially or of record by the Odd Lot Holder at a price (or multiple prices) at or below the Purchase Price and does not properly withdraw this tender. Tenders of less than all of the Shares owned by an Odd Lot Holder and Shares tendered at a price or prices greater than the Purchase Price will not qualify for this preference.
Next, we will purchase all other Shares properly tendered and not properly withdrawn, at prices at or below the Purchase Price, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, as described below, until we have purchased Shares resulting in an aggregate purchase price of $50.0 million; provided that we may increase the number of Shares purchased by up to 2% of the outstanding Shares without amending or extending the offer which, if we do so, could commensurately increase the dollar value of the Offer by up to approximately $25.9 million assuming a Purchase Price at the low end of the range or $27.5 million assuming a

Purchase Price at the high end of the range. As a result, it is possible that all Shares tendered by a stockholder at or below the Purchase Price may not be purchased.
Odd Lots. The terms “odd lot” and “Odd Lot Holder” refer to persons who are record or beneficial owners of a total of fewer than 100 Shares in the aggregate. All Shares properly tendered prior to the Expiration Date at prices at or below the Purchase Price by an Odd Lot Holder who is tendering all Shares owned by that Odd Lot Holder will be purchased by us in the Offer if they are not properly withdrawn. This will be the case even if the Offer is oversubscribed and other tendering stockholders have the amount of their tendered Shares prorated. Odd Lot Holders should certify their status in the appropriate place on the Odd Lot certification form included with this Offer to Purchase. To qualify for this preference, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 2—Procedures for Tendering Shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more Shares in the aggregate, even if these holders have separate accounts holding fewer than 100 Shares. Any Odd Lot Holder wishing to tender all of his, her or its Shares pursuant to the Offer should either: (i) complete the Letter of Transmittal included with this Offer to Purchase and the Odd Lot certification form included herewith, or (ii) electronically complete and submit the information requested on the Company’s secured, online portal at silarealtytrustdutchauction.computersharecas.com.
Proration. If more than $50.0 million in value of Shares are properly tendered and not properly withdrawn as of the Expiration Time, the Paying Agent will determine the proration factor following the Expiration Date, if required. Subject to adjustments to avoid the purchase of fractional Shares, proration for each stockholder tendering Shares (other than Odd Lot Holders) at or below the Purchase Price, will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders (other than Odd Lot Holders). Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, and because of the odd lot procedure described above, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until up to five (5) business days after the Expiration Date. The results of any proration will be announced by press release promptly after the Expiration Date.
2.    Procedures for Tendering Shares
If your Shares are registered in your name (for example, you are an individual who is the record and beneficial owner of the Shares) and you would like to tender all or a portion of your Shares, you must either: (1) properly complete and sign the enclosed Letter of Transmittal and deliver it, together with any other documents required by the Letter of Transmittal, to the Depositary (Computershare) at the appropriate address in the “Important Instructions and Information” page accompanying the Letter of Transmittal or (2) electronically complete and submit the information requested on the Company’s secured, online portal at silarealtytrustdutchauction.computersharecas.com. If you wish to tender your Shares online, you will need your Account Code and Control Code located on the front page of your Letter of Transmittal. Please note that in some cases signatures must be medallion signature guaranteed.
If you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company, custodian or other nominee and you are not the holder of record on our books, you must contact your broker, dealer, commercial bank, trust company, custodian or other nominee and comply with their policies and procedures and provide them with any necessary paperwork in order to have them tender your Shares. STOCKHOLDERS HOLDING THEIR SHARES THROUGH A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY, CUSTODIAN OR OTHER NOMINEE MUST NOT DELIVER A LETTER OF TRANSMITTAL DIRECTLY TO THE DEPOSITARY (COMPUTERSHARE). The broker, dealer, commercial bank, trust company, custodian or other nominee holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary (Computershare) on your behalf. Such stockholders are urged to consult such broker, dealer, commercial bank, trust company, custodian or other nominee as soon as possible if they wish to tender Shares.
If you are a broker, dealer, commercial bank, trust company, custodian or other nominee tendering Shares on behalf of your client, you must properly complete and sign the enclosed Letter of Transmittal and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary at the appropriate address on the “Important Instructions and Information” page accompanying the Letter of Transmittal. This requirement will be strictly followed, and Letters of Transmittal which do not conform with the above will be rejected. Any notice of non-conformance will be sent to the shareholder and not to the broker, dealer, commercial bank, trust company, custodian or nominee. If you are a DTC participant, you may tender Shares by following the procedures set forth under Book-Entry Delivery.
Shares will be deemed delivered only when all required documentation, properly completed and executed, is received by the Depositary. Please note that a Letter of Transmittal delivered via a method of delivery not specified in the Letter of Transmittal will not be accepted. The only acceptable methods of delivery of the Letter of Transmittal are those set forth in the Letter of Transmittal and the Important Instructions and Information. Hand delivery is not among the acceptable methods set forth in the Letter of Transmittal. The method of delivery of any documents is at the election and complete risk of the stockholder tendering Shares. A completed and executed Letter of Transmittal must be received by the Depositary before 5:00 p.m., New York City Time, on the Expiration Date. You should allow sufficient time to ensure timely delivery. If you choose to use the U.S. Postal Service, you may want to consider using registered or certified priority mail with return receipt requested.
Stockholders tendering Shares must indicate the specific price or prices (in increments of $0.20) at which their Shares are being tendered by checking the box(es) indicating the price(s) in the section of the Letter of Transmittal captioned “Price(s) (in Dollars) per Share at Which Shares are Being Tendered” and specifying the number of Shares that the stockholder wishes to tender at each applicable price. Stockholders should be aware that this election could mean that none of their Shares will be purchased if the Purchase Price is less than the price(s) selected by the stockholder. Stockholders properly tendering Shares at a price equal to $22.60 per Share can expect to have at least a portion of their Shares purchased at the Purchase Price if any Shares are purchased pursuant to the Offer (subject to provisions relating to “odd lot” priority described herein). The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. A stockholder who has tendered Shares at more than one price and wishes to withdraw only those Shares tendered at a particular price or prices must either: (1) properly complete and return a separate Withdrawal Letter or (2) electronically complete and submit the information requested on the Company’s secured, online portal at silarealtytrustdutchauction.computersharecas.com, for Shares tendered at each particular price as to which the stockholder is withdrawing or complete; provided, however, you may only withdraw your Shares by the same method you used to tender your Shares. Alternately, a stockholder may complete and return, or complete and submit if using the secured, online portal, a combined Withdrawal Letter for all of the Shares that have been tendered. Absent a Withdrawal Letter or a submission of withdrawal on the Company’s secured, online portal, subsequent Letters of Transmittal do not revoke the initial properly submitted Letter of Transmittal.
Odd Lot Holders must tender all of their Shares and also either: (i) complete the Letter of Transmittal included with this Offer to Purchase and the Odd Lot certification form included herewith, or (ii) electronically complete and submit the information requested on the Company’s secured, online portal at silarealtytrustdutchauction.computersharecas.com, to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1—Price; Number of Shares; Expiration Date; Proration.
Signature Guarantees and Method of Delivery. No signature guarantee is required if:
•the Letter of Transmittal is signed by all registered holders of the Shares tendered and the holder has not requested special delivery or special payment options; or
•Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange, Inc. Medallion Signature Program, the Stock Exchange Medallion Program, or an “eligible guarantor institution”, as the term is defined in Rule 17 Ad-15 promulgated under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).
In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after receipt of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, and any other documents required by the Letter of Transmittal.
Book-Entry Delivery. Computershare will establish an account with respect to the Shares for purposes of the Offer at DTC within two (2) business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer those Shares into Computershare’s account in accordance with DTC’s ATOP procedures.
Delivery of the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to Computershare.
Return of Unpurchased Shares. If any Shares tendered by book-entry transfer at DTC are not purchased or are properly withdrawn before the Expiration Date, the Shares will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder. The Letter of Transmittal with respect to such Shares not purchased will be of no force or effect.
U.S. Federal Backup Withholding Tax. Under the U.S. federal backup withholding rules, unless an exemption applies under the applicable law and regulations, a portion of the gross proceeds payable to a tendering stockholder or other payee who is a U.S. stockholder (as defined in Section 17— Certain U.S. Federal Income Tax Consequences) pursuant to the Offer must be withheld and remitted to the IRS, unless the tendering stockholder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Paying Agent (as payor) and certifies under penalties of perjury, among other things, that the number is correct. Any tendering stockholder that is a U.S. stockholder who has not previously provided an IRS Form W-9 to the Paying Agent should complete and sign an IRS Form W-9 so as to provide the information and certification necessary to avoid U.S. federal backup withholding, unless the stockholder otherwise establishes to the satisfaction of the Paying Agent that the stockholder is not subject to such backup withholding. If a U.S. stockholder does not provide the Paying Agent with the correct taxpayer identification number, the U.S. stockholder may be subject to penalties imposed by the IRS. If U.S. federal backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.
Certain “exempt recipients” (including, among others, all corporations and certain non-U.S. persons) are not subject to U.S. federal backup withholding tax. In order for a non-U.S. person to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN, W-8BEN-E, W-8IMY (with any required attachments), W-8ECI, or W-8EXP, as applicable (which may be obtained on the IRS website (www.irs.gov)), signed under penalties of perjury, attesting to that stockholder’s exempt status.
Stockholders are urged to consult with their tax advisor regarding information reporting and possible qualifications for exemption from U.S. federal backup withholding and the procedure for obtaining any applicable exemption.
For a more complete discussion of certain U.S. federal income tax consequences related to the Offer, see Section 17—Certain U.S. Federal Income Tax Consequences.
Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form eligibility, including time of receipt, and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion. Any such determination will be final and binding on all parties except as may be finally determined in a subsequent judicial proceeding challenging the Company’s determination. The Company reserves the absolute right to reject any or all tenders of any Shares that it determines are not in proper form or the acceptance for payment of or payment for Shares which may, in the opinion the Company’s counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Date and to waive any defect or irregularity in any tender with respect to any particular Share, whether or not the Company waives similar defects or irregularities in the case of any other stockholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by the Company. The Company will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. To the extent practicable, the Company and Computershare will give notice of any defects or irregularities in tenders, provided, however, that none of the Company, Computershare or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice. Any notice given will be in the form of a letter sent through the U.S. mail. We strongly encourage stockholders to submit completed tender materials as early as possible after you have properly considered the information in this Offer to Purchase, so that you will have as much time as possible prior to the Expiration Date to correct any defects or irregularities in the materials you provide to us.
Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement. Under Rule 14e-4 promulgated under the Exchange Act, no person acting alone or in concert with others, may directly or indirectly, tender Shares for the person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot, the person has a “net long position” (i.e., more Shares held in long positions than in short positions) in a number of Shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered the Shares for the purpose of tendering to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that: (i) the stockholder has a “net long position” in a number of Shares or Equivalent Securities at least equal to the Shares being tendered within the meaning of Rule 14e-4 and (ii) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered in the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of the Offer.
3.    Amount of Tenders
Stockholders may tender all of their Shares or a portion of their Shares specified as a number of Shares that is less than all of their Shares. A stockholder may tender a different amount of Shares at each purchase price presented; however, we will only accept Shares for purchase, subject to the odd lot priority and proration, that are tendered at or below the price that is ultimately determined to be the Purchase Price. A stockholder will be able to tender his, her or its Shares to us regardless of when the stockholder first purchased the Shares.
4.    Withdrawal Rights
Stockholders may withdraw Shares tendered at any time prior to 5:00 p.m., New York City Time, on the Expiration Date. We will not accept any Shares for payment prior to that time. Stockholders may also withdraw Shares tendered at any time after 5:00 p.m., New York City time, on August 12, 2024, the 40th business day following the commencement of the Offer, if their Shares have not been accepted for payment prior to that time.
For withdrawal to be effective, a Withdrawal Letter must be either: (1) properly completed and sent by mail or overnight courier service and timely received by the Depositary at the appropriate address on the “Important Instructions and Information” page accompanying the Letter of Transmittal or (2) electronically complete and submit the information requested on the Company’s secured, online portal at silarealtytrustdutchauction.computersharecas.com and timely received by the Depositary; provided, however, you may only withdraw your Shares by the same method you used to tender your Shares. Any such Withdrawal Letter must specify the name of the person who tendered the Shares to be withdrawn, must specify the identity and quantity of Shares to be withdrawn, and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed. You should allow sufficient time to ensure timely delivery of your Withdrawal Letter. If you choose to use the U.S. Postal Service, you may want to consider using registered or certified priority mail with return receipt requested.
Withdrawals may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be retendered again by following one of the procedures described in Section 2—Procedures for Tendering Shares at any time before the Expiration Date.
The Company will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any Withdrawal Letter, and our determination shall be final and binding, subject to each tendering Holder’s right to bring any dispute with respect thereto before a court of competent jurisdiction. None of the Company, its affiliates, the Depositary or any other person will be under any duty to give notification of any defect or irregularity in any Withdrawal Letter or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5.    Purchase and Payment for Tendered Shares
Upon the terms and subject to the conditions of the Offer, following the Expiration Date, we will: (1) determine the Purchase Price we will pay for Shares properly tendered and not properly withdrawn prior to the Expiration Date, taking into account the number of Shares tendered and the prices specified by tendering stockholders, and (2) accept for payment and pay an aggregate purchase price of up to $50.0 million (less withholding of applicable taxes) for Shares that are properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Date. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority and proration provisions of the Offer, Shares that are properly tendered at or below the Purchase Price and not properly withdrawn, only when, as and if we give oral or written notice to the Depositary and the Paying Agent of our acceptance of tendered Shares for payment.
We will pay for Shares purchased pursuant to the Offer by depositing the aggregate Purchase Price for the Shares with the Paying Agent, which will act as agent for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.
If we are required to prorate, the Paying Agent will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Date. We do not expect to be able to announce the final results of any proration or commence payment for any Shares purchased pursuant to the Offer until up to five (5) business days after the Expiration Date. All Shares tendered and not purchased, including all Shares tendered at prices in excess of the Purchase Price and Shares not purchased due to proration, will be returned to the tendering stockholders.
Under no circumstances will we pay interest on the Purchase Price even if there is a delay in making payment. In addition, if certain events occur prior to the Expiration Date, we may not be obligated to purchase Shares pursuant to the Offer. For example, the Offer is subject to the satisfaction or waiver of certain conditions prior to the Expiration Time. See Section 6 —Conditions of the Offer.
At the maximum price of $24.00 per Share, we could purchase approximately 2,083,333 Shares if the Offer is fully subscribed, which would represent approximately 3.6% of the outstanding Shares as of June 3, 2024. At the minimum price of $22.60 per Share, we could purchase approximately 2,212,389 Shares if the Offer is fully subscribed, which would represent approximately 3.9% of the outstanding Shares as of June 3, 2024.
We may increase the value of Shares purchased in the Offer and thereby increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer. If we do so, the dollar value will increase by up to approximately $25.9 million assuming a Purchase Price at the low end of the range or $27.5 million assuming a Purchase Price at the high end of the range.
If more than $50.0 million of Shares are duly tendered prior to 5:00 p.m., New York City time, on the Expiration Date and proration is required as described under Section 1 — Price; Number of Shares; Expiration Date; Proration, we will not pay for any Shares tendered until after the final proration has been completed. We will deduct all transfer taxes, if any, payable on the transfer to us of the Shares purchased pursuant to the Offer.
Our deposit of the aggregate purchase price with Computershare (less any withholding of applicable taxes) will satisfy our obligation to pay for Shares purchased in the Offer. Thereafter, stockholders whose tendered Shares were accepted for payment will receive payment from the Company’s transfer agent, Computershare.
6.    Conditions of the Offer
The Offer is not conditioned upon the receipt of financing or any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or postpone the acceptance for payment of, or the purchase of and the payment for, Shares tendered (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer), if at any time on or after the commencement of the Offer and before the Expiration Date any of the following events has occurred (or are determined by us, in our reasonable judgment, to have occurred) that, in our reasonable judgment, regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the Offer or with the acceptance for payment for the Shares tendered in the Offer:

•any threatened or pending action, suit or proceeding by any third-party including any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:
◦challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects our making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;
◦in our reasonable judgment, could be expected to materially and adversely affect our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way our ability to purchase some or all of the Shares tendered pursuant to the Offer; or
◦makes our purchase of, or payment for, some or all of the Shares tendered pursuant to the Offer illegal, or otherwise restrict or prohibit consummation of the Offer;
•there has occurred any change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or prospects or the benefits to us of the Offer, including, but not limited to, the following:
◦any general suspension of trading in securities on any U.S. national securities exchange or in the over-the-counter market;
◦the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;
◦the commencement or escalation of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, in each case which is reasonably likely to have a material adverse effect on the Company or on the Company’s ability to complete the Offer;
◦any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States; or
◦legislation amending the Code, the effect of which, in our reasonable judgment, would be to materially change the tax consequences of the Offer in any manner that would reasonably be expected to materially and adversely affect us;
•any decrease of more than 10% in the market price for the Shares or in the Dow Jones Industrial Average, New York Stock Exchange Index, Nasdaq Composite Index or the Standard and Poor’s 500 Composite Index measured from the close of trading on the date of this Offer to Purchase to the open of trading on the Expiration Date, shall have occurred;
•a tender or exchange offer for any or all Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or our subsidiaries, has been proposed, announced or commenced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person with respect to a merger, business combination or other similar transaction, other than in the ordinary course of business;
•we learn that:

◦any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC);
◦any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 2% or more of our outstanding Shares; or
◦any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause);
•any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;
•any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:
◦indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;
◦could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or
◦otherwise could reasonably be expected to materially adversely affect our business or prospects, or the benefits to us of the Offer;
•any change or changes have occurred in our business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or future business prospects that, in our reasonable judgment, has a material adverse effect on our business or prospects, or the benefits to us of the Offer;
•any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or
•we shall have determined that the consummation of the Offer and the purchase of the tendered Shares may cause the Shares to: (i) be delisted from the NYSE, or (ii) become eligible for deregistration under the Exchange Act.
In addition, if completing the Offer on its current or amended terms, or at all, may cause us to fail to qualify for taxation as a REIT under the Code we may terminate or amend the Offer or postpone the acceptance of its Shares for payment.
If any of the conditions referred to above is not satisfied, we may:
•terminate the Offer and return all tendered Shares to the tendering stockholders,

•extend the Offer and, subject to withdrawal rights as set forth in Section 4—Withdrawal Rights, retain all of the Shares until the expiration of the Offer as so extended,
•waive the condition and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares validly tendered and not withdrawn prior to the Expiration Date, or
•delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.
The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. If an abovementioned offer condition is triggered while the Offer is pending, we will promptly notify our stockholders. Any determination by us concerning the events described above will be final and binding on all parties.
7.    Extension of the Offer; Termination; Amendment
Subject to any applicable rule and regulation of the SEC, we expressly reserve the right to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and the Paying Agent and making a public announcement of the extension. During any extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw his, her or its Shares. In the case of an extension, the public announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date.
We also expressly reserve the right, in our sole discretion, not to accept for payment and not pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or to terminate the Offer upon the occurrence of any of the conditions specified in Section 6—Conditions of the Offer by giving oral or written notice of the termination or postponement to the Depositary and the Paying Agent and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.
Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 6—Conditions of the Offer have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the per Share Purchase Price range or by increasing or decreasing the aggregate value of Shares sought in the Offer.
Amendments to the Offer may be made at any time and from time to time prior to the Expiration Time by public announcement of such amendment.
If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a condition of the Offer, we will extend the Offer to the extent required by applicable law.
SEC rules and related releases and interpretations provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage or number of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:
•we increase or decrease the price range to be paid for Shares or increase or decrease the value of Shares sought in the Offer (and thereby increase or decrease the number of Shares that may be purchased in the Offer), and, in the event of an increase in the value of Shares purchased in the Offer, the number of Shares accepted for payment in the Offer increases by more than 2% of the outstanding Shares; and

•the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth (10th) business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to the stockholders in the manner specified in this Section 7—Extension of the Offer; Termination; Amendment.
then we will extend the Offer to the tenth (10th) business day following the date such notice is first publicly announced.
Any public announcement made pursuant to the Offer will be made as promptly as practicable in a manner reasonably designed to inform stockholders of the change and in compliance with applicable law. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release. We will not be required to amend or extend the Offer if the increase in the value of Shares purchased in the Offer does not cause the number of Shares purchased to exceed 2% of the outstanding Shares.
8.    Certain Effects of the Offer
The purchase of Shares pursuant to the Offer will have the effect of increasing the proportionate interest in the Company and its future earnings of stockholders that do not tender their Shares. At the maximum price of $24.00 per Share, we could purchase approximately 2,083,333 Shares if the Offer is fully subscribed, which would represent approximately 3.6% of the outstanding Shares as of June 3, 2024. At the minimum price of $22.60 per Share, we could purchase approximately 2,212,389 Shares if the Offer is fully subscribed, which would represent approximately 3.9% of the outstanding Shares as of June 3, 2024. Stockholders who tender all of their Shares will give up the opportunity to participate in any future benefits from the ownership of Shares, including potential future dividends or distributions that we may pay. The purchase of Shares pursuant to the Offer will reduce the Company’s stockholders’ equity in an amount equal to the aggregate Purchase Price of the Shares purchased and will also have the effect of a reduction in cash and/or an increase in our outstanding debt.
Based on the published guidelines of the NYSE and the conditions of the Offer, we believe that our purchases pursuant to the Offer will not cause the Shares to be delisted by the NYSE. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer will not result in the deregistration of the Shares under the Exchange Act. The Offer is conditioned upon, among other things, our having determined in our reasonable judgment that the consummation of the Offer will not cause the Shares to be delisted from the NYSE or to be eligible for deregistration under the Exchange Act. See Section 6—Conditions of the Offer.
We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for such Shares. Stockholders may be able to sell non-tendered Shares in the future on the NYSE or otherwise, at a net price that may be higher than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her Shares in the future, which may be higher or lower than the Purchase Price paid by us in the Offer.
Due to the ownership restrictions set forth in our charter, there is a risk that tenders by other stockholders could potentially result in non-tendering or other stockholders losing custody of their Shares. See Summary Term Sheet – What if purchasers of Shares held by other stockholders cause me to beneficially or constructively own Shares in excess of the ownership limits in the Company’s charter?
We have been advised that none of our directors or executive officers intend to tender any Shares in the Offer. After expiration or termination of the Offer, our directors and executive officers may, subject to applicable law and applicable policies and practices of the Company, buy or sell Shares from time to time at prices that may be more or less favorable than the Purchase Price to be paid to our stockholders in the Offer.
9.    Treatment of Fractional Shares
There are no fractional Shares currently outstanding. We are not offering to purchase, and will not accept, any fractional Shares in the Offer. In the event the Offer is oversubscribed, appropriate adjustments to the proration factor will be made in order to avoid purchases of fractional Shares.

10.    Use of Securities Acquired
Shares purchased in the Offer will return to the status of authorized and unissued Common Stock and will be available for us to issue without further stockholder action for all purposes except as required by applicable law or the rules of the NYSE.
11.    Plans and Proposals
Except as described or incorporated by reference herein, or as may occur in the ordinary course of business, we have no plan to take any action that relates to or would result in any of the following during the time the Offer is open:
•an extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
•a purchase, sale or transfer of a material amount of our assets or any of our subsidiaries, other than the acquisition and disposition of properties in the ordinary course of business;
•any material change in our present dividend rate or policy, or indebtedness or capitalization of the Company;
•any other change in our present board of directors or management;
•any other material change in our corporate structure or business;
•our Common Stock becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act; or
•suspension of our obligation to file reports under Section 15(d) of the Exchange Act.
Sila Realty Trust, Inc. is a Maryland corporation, headquartered in Tampa, Florida, that has elected, and currently qualifies, to be taxed as a REIT, under the Code, for U.S. federal income tax purposes. We are primarily focused on investing in high quality healthcare assets across the continuum of care, which we believe typically generate predictable, durable and growing income streams. We may also make other real estate-related investments, which may include equity or debt interests in other real estate entities.
Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer, that relate to or would result in any of the foregoing, we expressly reserve the right to change our plans or intentions at any time. To that end, from time to time, as part of our long-term corporate goal of enhancing stockholder value, we may explore potential strategic transactions, including acquisitions and divestitures, we may consider increasing our dividends or distributions or any other ways to create liquidity for our stockholders. Other than as disclosed herein, we currently have no definitive plan or proposal to conduct any specific strategic transaction. We may decide to engage in one or more such transactions in the future, if, among other things, our board determines that any such transactions are in the best interest of the Company and market conditions are favorable. After completing the Offer, and in compliance with applicable securities laws, we may repurchase Shares under a formal share repurchase program or a subsequent tender offer for our Shares. If we undertake such repurchases, the price or prices at which we do so may be higher or lower than the Purchase Price. Stockholders whose Shares are purchased in the Offer will not benefit from any appreciation in the value of those Shares that would have occurred as a result of any such potential future event. There is no assurance that a strategic transaction or transactions will occur or that liquidity or enhanced value will be realized by us or our stockholders from any such transaction. The form, likelihood of execution and the timing of any potential strategic transaction are difficult to predict and are subject to a number of known and unknown risks. See Forward-Looking Statements above for further discussion of these difficulties and risks.
Pursuant to the applicable securities laws, neither we nor any of our affiliates may make any purchases of Shares until the expiration of at least ten (10) business days after the date of termination of the Offer.
12.    Price Range of Shares of Common Stock; Distributions
Because June 13, 2024 is the first day on which the Shares were traded on the NYSE, we cannot provide a market price for the Shares. Tendering stockholders whose Shares are accepted for payment will lose the opportunity to trade such Shares and the chance to participate in any future market upside and future growth of the Company with respect to such Shares.
We determined the price range for the Offer based on discussions between our management and our board of directors. Our board considered, among other things, the amount of monies that we would have available to fund the Offer and the likelihood that stockholders would tender. Based on all of these factors, our board and management arrived at the price range of $22.60 – $24.00 per Share, which we believe is a range within which our stockholders might sell their Shares pursuant to the Offer and within which we can make purchases that will constitute a prudent use of the Company’s financial resources. The trading price of our Shares on the NYSE may be higher or lower than the Purchase Price. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what price or prices to tender their Shares.
We do not currently intend to declare or pay any distribution during the period the Offer is open. Shares purchased in the Offer will no longer be eligible for receipt of future distributions. The Company expressly reserves the right to make distributions in the future in cash or in kind.
13.    Source and Amount of Funds
Assuming that the Offer is fully subscribed, the value of Shares purchased in the Offer will be $50.0 million, subject to our ability to increase the number of Shares accepted for payment in the Offer by up to 2% of the outstanding Shares without amending or extending the Offer in accordance with rules promulgated by the SEC. If we increase the number of Shares accepted by up to 2%, the dollar value of the Offer would increase by up to approximately $25.9 million assuming a Purchase Price at the low end of the range or $27.5 million assuming a Purchase Price at the high end of the range. Assuming that we do not increase the number of Shares accepted for payment, we expect that the maximum aggregate cost of these purchases, including all fees and expenses applicable to the Offer, will be approximately $52.0 million. We intend to fund the purchase of Shares in the Offer and pay related costs by using cash on our balance sheet and/or availability under our revolving credit facility. Our ability to draw on our revolving credit facility is not a condition of this Offer. As of March 31, 2024, we had approximately $90.4 million in available cash, cash equivalents and restricted cash on our balance sheet. We do not have any alternative financing arrangement or alternative financing plans.
14.    Certain Information About the Company
Our Business and State of Incorporation. Sila Realty Trust, Inc. is a Maryland corporation that was formed on January 11, 2013, and has elected and currently qualifies to be taxed as a REIT under the Code, for U.S. federal income tax purposes. We are primarily focused on investing in high quality healthcare assets across the continuum of care, which we believe typically generate predictable, durable and growing income streams. We may also make other real estate-related investments, which may include equity or debt interests in other real estate entities.
On June 13, 2024, our Shares began trading on the NYSE under the symbol “SILA.” From time to time, at least annually, we have published an estimated per share NAV for each class of our common stock to assist broker dealers that sold our Shares in our initial and follow-on “best efforts” offering to comply with the rules published by the Financial Industry Regulatory Authority (“FINRA”) regarding customer account statements. On December 18, 2023, we announced an estimated per share NAV equal to $7.48 per Share as of October 31, 2023, which has not been adjusted for the Reverse Split. To estimate our per share NAV, our board engaged an independent third-party valuation firm. The independent third-party prepared an appraisal report and a NAV Report, which estimated the NAV for each class of our common stock as of October 31, 2023.
Executive Officers and Directors of the Company. The names of our executive officers and directors are set forth below under “Beneficial Ownership of Shares by Directors and Officers.” The business address for each person is: 1001 Water Street, Suite 800, Tampa, Florida 33602, and the telephone number for each person is (813) 287-0101.

Beneficial Ownership of Shares by Directors and Officers. Based on a review of filings with the SEC, the following table shows the amount of Common Stock beneficially owned (unless otherwise indicated) by: (1) our directors, (2) our named executive officers, and (3) our directors and executive officers as a group. All information is as of June 3, 2024.

Name of Beneficial Owner (1)	Number of Class A Shares of Common Stock Beneficially Owned (2)	Percentage of All Class A Common Stock(11)
Directors
Michael A. Seton (3)	192,776	*
Jonathan Kuchin (4)	21,269	*
Adrienne Kirby (5)	7,945	*
Roger Pratt (6)	13,333	*
Jamie Behar (7)	5,687	*
Verett Mims (8)	5,687	*
Executive Officers
Kay C. Neely (9)	86,800	*
Christopher Flouhouse (10)	25,752	*
All officers and directors as a group (8 persons)	359,248	*

* Indicates less than 1%.
(1)    The address of each beneficial owner listed is Sila Realty Trust, Inc., 1001 Water St., Suite 800 Tampa, Florida 33602.
(2)    Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and shares issuable pursuant to options, warrants and similar rights held by the respective person or group which may be exercised within 60 days following the record date.
(3)    Includes 143,486 Time-Based RCS of Class A common stock granted under our Amended and Restated 2014 Restricted Share Plan (“A&R Incentive Plan”) that had not vested as of June 3, 2024.
(4)    Includes 2,889 restricted shares of our Class A common stock issued to the beneficial owner in connection with his re-elections to the Board and restricted shares of our Class A common stock granted under the A&R Incentive Plan that had not vested as of June 3, 2024.
(5)    Includes 2,768 restricted shares of our Class A common stock issued to the beneficial owner in connection with her re-elections to the Board and restricted shares of our Class A common stock granted under the A&R Incentive Plan that had not vested as of June 3, 2024.
(6)    Includes 2,889 restricted shares of our Class A common stock issued to the beneficial owner in connection with his re-elections to the Board and restricted shares of our Class A common stock granted under the A&R Incentive Plan that had not vested as of June 3, 2024.
(7)    Includes 2,768 restricted shares of our Class A common stock issued to the beneficial owner in connection with her initial election to the Board and restricted shares of our Class A common stock granted under the A&R Incentive Plan that had not vested as of June 3, 2024.
(8)    Includes 2,768 restricted shares of our Class A common stock issued to the beneficial owner in connection with her initial election to the Board and restricted shares of our Class A common stock granted under the A&R Incentive Plan that had not vested as of June 3, 2024.

(9)    Includes 67,210 Time-Based RCS of Class A common stock granted under the A&R Incentive Plan that had not vested as of June 3, 2024.
(10)    Includes 25,752 Time-Based RCS of Class A common stock granted under the A&R Incentive Plan that had not vested as of June 3, 2024.
(11)    The percentage of beneficial ownership is calculated based on 42,706,597 shares of Class A common stock outstanding (including restricted Class A common stock) as of June 3, 2024.
Recent Securities Transactions. Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, during the past sixty days, no transactions with respect to the Common Stock have been effected by the Company, its executive officers, directors, affiliates or subsidiaries other than certain equity grants made by the Company to Christopher Flouhouse. On May 6, 2024, Mr. Flouhouse received 25,752 Time-Based RCS of Class A common stock in connection with his hiring, at a price of $29.92 per share.
Stock-Based Compensation Plans; Other Interests. Except: (1) as otherwise described or incorporated by reference in this Offer to Purchase or the Schedule TO and (2) for the employment and incentive compensation arrangements described in our filings with the SEC, all of which descriptions are incorporated herein by reference, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement arrangement, understanding or relationship, whether or not legally enforceable, with any other person, relating, directly or indirectly, to the Offer or with respect to any of our securities, including but not limited to any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.
Incorporation by Reference. The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of the Offer and is deemed to be part of this Offer to Purchase except to the extent any such information is modified or superseded by information in the Offer to Purchase or any document subsequently filed by us with the SEC. We incorporate by reference the documents listed below (except to the extent that the information contained therein is deemed “furnished” and not “filed” in accordance with SEC rules):
•Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Form 10-K”);
•Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024 (the “Form 10-Q”);
•The portions of our Definitive Proxy Statement on Schedule 14A for the 2024 annual meeting of shareholders filed on April 26, 2024, that are incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023; and
•Our Current Reports on Form 8-K filed on January 17, 2024, February 15, 2024, March 6, 2024, March 21, 2024, March 26, 2024, April 8, 2024, April 17, 2024, May 8, 2024, May 22, 2024, May 29, 2024, June 13, 2024 and June 26, 2024, and our Current Report on Form 8-K/A filed on April 9, 2024.
We encourage you to review the information in the Form 10-K and the other documents we are incorporating by reference when evaluating your decision to participate in the Offer.
15.    Additional Information.
We have filed an issuer tender offer statement on Schedule TO with the SEC that includes certain additional information relating to the Offer. We intend to supplement and amend the Schedule to the extent required to reflect information we subsequently file with the SEC. The SEC maintains a web site (http://www.sec.gov) that contains our Schedule TO, reports and other information about us, including our annual, quarterly and current reports, proxy statements and other SEC filings. You may also obtain a copy of our Schedule TO or a copy of any or all of the documents incorporated herein by reference, other than the exhibits to any documents that are not specifically incorporated by reference herein, free of charge by contacting us at the address or telephone number set forth on the third page of this Offer to Purchase.
16.    Certain Legal Matters; Regulatory Approvals.
We are neither aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of the Shares pursuant to the Offer, nor are we aware of any approval or other action by any government or governmental, administrative or regulatory authority, agency or body that would be required for us to acquire Shares as contemplated by the Offer. We will seek any approvals or make any filings that may become necessary. We cannot predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered in the Offer pending the outcome of a required approval or other action. There can be no assurance that any approval or other action, if needed, would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations pursuant to the Offer to accept for payment and pay for the tendered Shares are subject to the satisfaction of certain conditions. See Section 6—Conditions of the Offer.
17.    Certain U.S. Federal Income Tax Consequences.
The following discussion is a general summary of certain U.S. federal income tax consequences related to the tender of Shares pursuant to the Offer. It does not contain any discussion of state, local or non-U.S. tax consequences.
This summary is based upon the Code, the Treasury Regulations, current administrative interpretations and practices of the IRS (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who received those rulings) and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with, retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax consequences described below.
This summary of certain U.S. federal income tax consequences applies to you only if you hold Shares as a “capital asset” (generally, property held for investment). Special rules not discussed here may apply to you in light of your particular circumstances including if you are (i) a broker-dealer or a dealer in securities or currencies, (ii) an S corporation, (iii) a partnership or other pass-through entity, (iv) a bank, thrift or other financial institution, (v) a regulated investment company or a REIT, (vi) an insurance company, (vii) a tax-exempt organization, (viii) subject to the alternative minimum tax provisions of the Code, (ix) holding Shares as part of a hedge, straddle, conversion, integrated or other risk reduction or constructive sale transaction, (x) holding Shares through a partnership or other pass-through entity, (xi) subject to special tax accounting rules as a result of any item of gross income with respect to Shares being taken into account in an applicable financial statement, (xii) a trader in securities that elects to mark-to-market, (xiii) a non-U.S. government or international organization, (xiv) a non-U.S. stockholder that is a passive foreign investment company or a controlled foreign corporation, (xv) a U.S. expatriate, or (xvi) a U.S. stockholder whose “functional currency” is not the U.S. dollar. This summary does not address the Medicare tax on certain investment income.
This summary is for general information purposes only and is not tax advice.
For purposes of this summary, a “U.S. stockholder” is a beneficial owner of Shares that for U.S. federal income tax purposes is:
•an individual who is a citizen or resident of the United States;
•a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia or otherwise treated as a U.S. tax resident for U.S. federal income tax purposes;
•an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or;
•a trust if either a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or it has a valid election in place to be treated as a U.S. person.

If a partnership, including any entity that is treated as a partnership for U.S. federal income tax purposes, holds Shares, the U.S. federal income tax treatment of the partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds Shares, you should consult your tax advisor regarding the tax consequences of tendering Shares held by the partnership.
A “Non-U.S. stockholder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is an individual, corporation, estate or trust that is not a U.S. stockholder.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES OF THE OFFER AND TENDERING OF SHARES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
U.S. Federal Income Taxation of U.S. Stockholders
Generally. A sale of Shares pursuant to the Offer will constitute a “redemption” under the Code and will be a taxable transaction for U.S. federal income tax purposes. If the redemption qualifies as a sale of Shares by a U.S. stockholder under Section 302 of the Code, the U.S. stockholder will recognize gain or loss as discussed below. If the redemption does not qualify as a sale of Shares under Section 302 of the Code, the U.S. stockholder will be treated as having received a distribution from us as discussed below.
As described below, whether a redemption qualifies for sale treatment will depend largely on the total number of the U.S. stockholder’s Shares (including any Shares constructively owned by the U.S. stockholder) that are purchased in the Offer and any Shares acquired or disposed of in a transaction that, for U.S. federal income tax purposes, is integrated with the Offer.
Sale Treatment. Under Section 302 of the Code, a redemption of Shares pursuant to the Offer will be treated as a sale of such Shares for U.S. federal income tax purposes if such redemption: (i) results in a “complete redemption” of all the U.S. stockholder’s stock in us, (ii) is “substantially disproportionate” with respect to the U.S. stockholder, or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. stockholder. In determining whether any of these three tests under Section 302 of the Code is satisfied, a U.S. stockholder must take into account not only Shares that the U.S. stockholder actually owns, but also any Shares that the U.S. stockholder is treated as owning pursuant to certain constructive ownership and ownership attribution rules in the Code. Because the determination as to whether any of the alternative tests of Section 302 of the Code will be satisfied with respect to a U.S. stockholder depends upon the facts and circumstances at the time that the determination must be made, U.S. stockholders should consult their tax advisors to determine such tax treatment.
A redemption of Shares from a U.S. stockholder pursuant to the Offer will result in a “complete redemption” of all the U.S. stockholder’s Shares in us if either (i) we purchase all the Shares actually and constructively owned by the U.S. stockholder, or (ii) the U.S. stockholder actually owns no Shares after all transfers of Shares pursuant to the Offer, constructively owns only Shares owned by certain family members, and the U.S. stockholder is eligible for a waiver from, and waives (pursuant to Section 302(c)(2) of the Code), constructive ownership of Shares owned by family members. Any U.S. stockholder desiring to waive such constructive ownership of Shares should consult a tax advisor about the applicability of Section 302(c)(2) of the Code.
A redemption of Shares from a U.S. stockholder pursuant to the Offer will be “substantially disproportionate” with respect to the U.S. stockholder if (i) the percentage of Shares actually and constructively owned by the U.S. stockholder compared to all Shares outstanding immediately after all redemptions of Shares pursuant to the Offer is less than 80% of the percentage of Shares actually and constructively owned by the U.S. stockholder compared to all Shares outstanding immediately before such redemption and (ii) such U.S. stockholder owns less than 50% of the total combined voting power of all classes entitled to vote.
A redemption of Shares from a U.S. stockholder pursuant to the Offer will be “not essentially equivalent to a dividend” if, pursuant to the Offer, the U.S. stockholder experiences a “meaningful reduction” in its proportionate interest in us, including voting rights and participation in earnings and liquidation rights, arising from the actual and constructive ownership of Shares. Whether a U.S. stockholder’s redemption of Shares pursuant to the Offer will result in a “meaningful reduction” of such U.S. stockholder’s proportionate interest will depend on such U.S. stockholder’s particular facts and circumstances. The IRS has indicated in a published revenue ruling that a very small reduction in the proportionate interest of a small minority stockholder who does not exercise any control over corporate affairs generally constitutes a “meaningful reduction” in the stockholder’s interest in the company where the company’s stock is widely held and publicly traded. U.S. stockholders are urged to consult their tax advisors about the applicability of that ruling to the Offer.
U.S. stockholders should be aware that an acquisition or disposition of Shares as part of a plan that includes the U.S. stockholder’s tender of Shares pursuant to the Offer should be taken into account in determining whether any of the foregoing tests is satisfied. U.S. stockholders are urged to consult their own advisors with regard to whether acquisitions from or sales to third parties and a tender may be so integrated. U.S. stockholders should also be aware that their ability to satisfy any of the foregoing tests may be affected by proration pursuant to the Offer. Therefore, a U.S. stockholder (other than an Odd Lot Holder who tenders all his or her Shares at or below the Purchase Price) can be given no assurance that we will purchase a sufficient number of such Shares to permit the U.S. stockholder to satisfy any of the foregoing tests.
If any of the foregoing three tests is satisfied, the U.S. stockholder will recognize gain or loss equal to the difference between the amount of cash received pursuant to the Offer and the U.S. stockholder’s adjusted tax basis in the Shares sold. Such gain or loss must be determined separately for each block of Shares sold (i.e., Shares that were acquired in a single transaction). In connection with the purchase of Shares pursuant to this Offer, U.S. stockholders may identify by lot the Shares that are purchased, but U.S. stockholders who do not identify specific lots in a timely manner will be deemed to have tendered their Shares on a “first in/first out” basis. U.S. stockholders should consult their tax advisors regarding the consequences of the “cost basis” information reporting rules. Capital gain or loss generally will be long-term capital gain or loss if, at the time we accept the Shares for payment, the U.S. stockholder held the Shares for more than one year. Long-term capital gains of individuals, estates and trusts generally are subject to a maximum U.S. federal income tax rate of 20% under current law. Short-term capital gains of individuals, estates, and trusts generally are subject to a maximum U.S. federal income tax rate of 37% under current law. The IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a U.S. federal capital gain tax rate of 25% (which is generally higher than the long-term federal capital gain tax rates for non-corporate stockholders) to a portion of a capital gain realized by a non-corporate stockholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.” Capital gains of corporations generally are taxed at the U.S. federal income tax rates applicable to corporate ordinary income, whether or not classified as long-term capital gains. The deductibility of capital losses is subject to limitations. In addition, any loss recognized upon a tender of Shares in the Offer by a U.S. stockholder that has held such Shares for six months or less, after applying holding period rules, generally will be treated as a long-term capital loss to the extent of distributions received, or deemed to be received, from us that were required to be treated by the U.S. stockholder as long-term capital gain.
Dividend Treatment. If none of the foregoing three tests under Section 302 of the Code is satisfied, the U.S. stockholder generally will be treated as having received a distribution in an amount equal to the amount of cash received by the U.S. stockholder pursuant to the Offer. That distribution will be treated as ordinary dividend income to the extent our current or accumulated earnings and profits are allocated to the distribution, unless we designate the dividend as a capital gains dividend. To the extent the dividend is in excess of our current or accumulated earnings and profits, the distribution will be treated first as a tax-deferred return of capital, reducing the tax basis in the U.S. stockholder’s Shares, and to the extent it exceeds the U.S. stockholder’s tax basis, will be treated as gain realized from the sale of the U.S. stockholder’s Shares (as discussed above under “Sale Treatment”). Dividends paid to corporate U.S. stockholders will not qualify for the dividends received deduction generally available to corporations. In addition, our ordinary dividends generally will not qualify for the 20% tax rate on “qualified dividend income” received by taxpayers taxed as individuals. Our ordinary dividends, with limited exceptions, paid to non-corporate taxpayers are taxed at the higher U.S. federal income tax rate applicable to ordinary income, which is a maximum rate of 37%, provided, however, that such taxpayers may be able to deduct 20% of our ordinary dividends, thus reducing the maximum effective U.S. federal income tax rate on such dividends.
If a repurchase of our Shares pursuant to the Offer is treated as a distribution, a U.S. stockholder’s adjusted tax basis in the repurchased Shares generally will be transferred to the U.S. stockholder’s remaining Shares, if any. If a U.S.

stockholder owns no other Shares, under certain circumstances, such basis may be transferred to a related person or it may be lost entirely.
U.S. stockholders are urged to consult their tax advisors regarding the U.S. federal income tax consequences to them in the event the repurchase is treated as a distribution with respect to their Shares.
Constructive Distributions. Provided that no tendering U.S. stockholder is treated as receiving a dividend as a result of the Offer, U.S. stockholders whose percentage ownership of the Company increases as a result of the Offer should not be treated as realizing taxable constructive distributions by virtue of that increase. If any tendering U.S. stockholder is deemed to receive a dividend, it is possible that stockholders whose percentage ownership of the Company increases as a result of the Offer, including U.S. stockholders who do not tender any Shares pursuant to the Offer, may be deemed to receive a constructive distribution in the amount of the increase in their percentage ownership of the Company as a result of the Offer. A constructive distribution will be treated as a dividend to the extent of our current or accumulated earnings and profits allocable to it. This dividend treatment will not apply if the purchase of Shares pursuant to the Offer is treated as an “isolated redemption” within the meaning of the Treasury Regulations.
Backup Withholding and Information Reporting. Information returns will generally be filed with the IRS in connection with the gross proceeds payable to a U.S. stockholder pursuant to the Offer. We will rely on information previously provided by a U.S. stockholder in order to determine whether backup withholding is required. If we have not received this information from a U.S. stockholder, then unless an exemption exists and is proven in a manner satisfactory to the Depositary, such holder will be subject to backup withholding on these payments. If a U.S. stockholder has not previously provided this information or wishes to change previously provided information, it must submit to the Depositary a completed IRS Form W-9, which can be obtained from the Depositary or from www.irs.gov. Certain U.S. stockholders (including all corporations) are not subject to these backup withholding and reporting requirements. The amount of any backup withholding from a payment to a U.S. stockholder will be allowed as a credit against the U.S. stockholder’s U.S. federal income tax liability and may entitle the U.S. stockholder to a refund, provided the required information is timely provided to the IRS.
U.S. Federal Income Taxation of Non-U.S. Stockholders
Generally. The U.S. federal income tax consequences to a Non-U.S. stockholder that sells Shares pursuant to the Offer will depend on whether the redemption qualifies as a sale of the Shares for U.S. federal income tax purposes under Section 302 of the Code, determined in the same manner as described above for U.S. stockholders. If such a redemption qualifies as a sale of Shares under Section 302 of the Code, the U.S. federal income tax consequences to the Non-U.S. stockholder will be as described below under the “Sale Treatment” section. If the redemption does not qualify as a sale of Shares under Section 302 of the Code, the Non-U.S. stockholder will be treated as having received a distribution from us, with the U.S. federal income tax consequences discussed below in the “Dividend Treatment” section. Because the treatment of a redemption may not be certain or determinable at the time of redemption, redeemed Non-U.S. stockholders may be subject to U.S. withholding tax on the gross amount received in such redemption. Subject to the discussion below, Non-U.S. stockholders may be exempt from such U.S. withholding tax if they are able to properly certify that they meet the requirements of an applicable exemption (e.g., because such Non-U.S. stockholders are not treated as receiving a dividend under the Section 302 tests described above for U.S. stockholders).
Sale Treatment. If our redemption of a Non-U.S. stockholder’s Shares is treated as a sale for U.S. federal income tax purposes, any gain realized by such Non-U.S. stockholder on the sale of the Shares generally will not be subject to U.S. federal income tax unless:
•the gain is effectively connected with the Non-U.S. stockholder’s conduct of a trade or business in the United States and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment or fixed base maintained by the Non-U.S. stockholder in the United States;
•the Non-U.S. stockholder is a nonresident alien present in the United States for 183 days or more in the taxable year of the sale and certain other requirements are met; or
•subject to the discussion below regarding domestically controlled REITs, we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of sale or the period that the Non-U.S.

stockholder held our Common Stock and on the basis that we are a REIT for U.S. federal income tax purposes, in the circumstance in which shares of Common Stock are regularly traded on an established securities market, the Non-U.S. stockholder has owned, directly or constructively, more than 10% of our Common Stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. stockholder’s holding period for the shares of our Common Stock. Although no assurances can be given, we expect that our Common Stock will be treated as regularly traded on an established securities market for this purpose.
A non-corporate Non-U.S. stockholder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale at the same graduated U.S. federal income tax rates applicable to United States persons. If a Non-U.S. stockholder that is a non-U.S. corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person (as defined under the Code) and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to certain adjustments.
An individual Non-U.S. stockholder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses.
As to the third bullet point immediately above, we believe that we are a USRPHC for U.S. Federal income tax purposes. However, we also are treated as a REIT for U.S. federal income tax purposes. Importantly, equity interests in a “domestically controlled REIT” are not considered to be United States Real Property Interests with the meaning of Section 897 of the Code (“USRPI”). A REIT is domestically controlled if less than 50% of its stock is held directly or indirectly by foreign persons at all times during a testing period, which generally is the 5-year period preceding the sale of the REIT's stock. We believe that we have been a domestically controlled REIT since our inception in 2014. Therefore, we do not believe that our Non-U.S. stockholders will be treated as owning USRPIs for purposes of the third bullet point immediately above.
However, if we are not a domestically controlled REIT, and if the third bullet point immediately above applies to a Non-U.S. stockholder, gain recognized by such Non-U.S. stockholder in the redemption will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such redemption.
ALL NON-U.S. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE FIRPTA RULES, AND ANY RELATED U.S. TAX FILING OBLIGATIONS, WITH RESPECT TO THE SALE OF SHARES PURSUANT TO THE OFFER.
Dividend Treatment. If the redemption does not qualify as a sale of Shares under Section 302 of the Code, the Non-U.S. stockholder will be treated as having received a distribution in an amount equal to the amount of cash received by the Non-U.S. stockholder pursuant to the Offer.
As described above for U.S. stockholders, distributions of cash or property to Non-U.S. stockholders in respect of the Shares received in the Offer will generally constitute dividends for U.S. federal income tax purposes to the extent paid from the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds the Company’s current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of the Non-U.S. stockholder’s adjusted tax basis in the Shares. Any remaining excess will be treated as capital gain and will be treated as described above in the “Sale Treatment” section.
Dividends paid to a Non-U.S. stockholder generally will be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. stockholder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. stockholder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. stockholder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS Form W-8ECI). Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. stockholder were a United States person as defined under the Code. Any such effectively connected dividends received by a non-U.S. corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
A Non-U.S. stockholder who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed above, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such stockholder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the Shares are held through certain non-U.S. intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. stockholders that are pass-through entities rather than corporations or individuals.
A Non-U.S. stockholder eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. stockholders are urged to consult their tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.
Constructive Dividends. To the extent a Non-U.S. stockholder is deemed to receive a constructive dividend with respect to an increase in its percentage ownership of the Company as a result of the Offer (as discussed above for U.S. stockholders in the “Constructive Distribution” section), such constructive dividend should generally be treated as a described above in the “Dividend Treatment” section.
FATCA. Under Sections 1471 through 1474 of the Code, commonly referred to as “FATCA,” and related administrative guidance, a United States federal withholding tax of 30% generally will be imposed on dividends that are paid to “foreign financial institutions” and “non-financial foreign entities” (as specifically defined under these rules), whether such institutions or entities hold Shares as beneficial owners or intermediaries, unless specified requirements are met. Because, as discussed above, the Depositary or other applicable withholding agent may treat amounts paid to Non-U.S. stockholders in the Offer as dividends for U.S. federal income tax purposes, such amounts may also be subject to withholding under FATCA if such requirements are not met. In such case, any withholding under FATCA may be credited against, and therefore reduce, any 30% withholding tax on dividend distributions as discussed above. Non-U.S. stockholders should consult with their tax advisors regarding the possible implications of these rules on their disposition of Shares pursuant to the Offer.
18.    Recommendation
Our board of directors has approved the Offer. None of the Company, our board of directors, Computershare in its capacity as the Depositary or Paying Agent, Georgeson LLC in its capacity as Information Agent, nor Wells Fargo, in its capacity as the Dealer Manager for the Offer, or any of its respective affiliates, however, has made or is making any recommendation to any stockholder as to whether to tender or refrain from tendering their Shares or as to the price or the prices at which you may choose to tender your Shares. Each stockholder must make his, her or its own decision whether to tender Shares, how many Shares to tender and the price or prices at which to tender. In doing so, stockholders should read carefully the information in or incorporated by reference into this Offer to Purchase and the related Letter of Transmittal and Important Instructions and Information. Stockholders are urged to discuss their decisions with their tax advisors, financial advisors and/or Custodians.
Because each stockholder’s investment decision is a personal one, based on their own financial circumstances, no person has been authorized to make any recommendation on our behalf as to whether stockholders should tender their Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained or incorporated by reference herein or in a Letter of Transmittal or the Important Instructions and Information. If given or made, the recommendation and information and representations must not be relied on as having been authorized by us.
19.    Miscellaneous
The Offer is not being made to, and tenders will not be accepted from, stockholders in any state where it would be illegal to do so, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Exchange Act. We are not aware of any jurisdiction in which the Offer or tenders pursuant thereto would not be in compliance with the laws of the applicable jurisdiction.

We have retained Computershare to act as the Depositary and the Paying Agent, and Georgeson LLC to act as the Information Agent in connection with the Offer. In its role as Depositary, Computershare will receive tendered Shares, Letters of Transmittal and Withdrawal Letters and provide information regarding the Offer to those persons, including stockholders that contact it. As Paying Agent, Computershare will be responsible for determining the Purchase Price and proration factor, if any, and matching payment for all Shares purchased by us in the Offer. As the Information Agent, Georgeson LLC may contact stockholders by mail, telephone, e-mail and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.
Computershare will receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.
We have retained Wells Fargo to act as Dealer Manager in connection with the Offer. In its role as Dealer Manager, Wells Fargo may contact brokers, dealers and other nominee stockholders and may provide information regarding the Offer to those that it contacts or persons, including any institutional stockholders, that contact Wells Fargo. The Dealer Manager will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse the Dealer Manager for certain reasonable out-of-pocket expenses incurred in connection with the Offer and to indemnify the Dealer Manager against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. The Dealer Manager has in the past provided, and in the future may provide, capital markets advice to the Company, for which services they have received, and would expect to receive, customary compensation from us. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, the Dealer Manager and its respective affiliates may enter into, exit or hold positions, both long and short, for their own accounts and for those of their customers, in our securities.
We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to Computershare or Wells Fargo, as described above) for soliciting tenders of Shares pursuant to the Offer. No broker, dealer, commercial bank or trust company has been authorized to act as our agent, or the agent of Computershare for purposes of the Offer.
Stockholders holding their Shares of record will not be required to pay any fees or commissions in connection with the Offer directly to the Depositary. Beneficial owners who do not own their Shares as record holders are urged to consult the broker, dealer or other nominee or custodian who is the record holder of their Shares to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers or other nominee or custodian stockholders and not directly to the Depositary.
Stockholders holding their Shares through a broker, dealer, commercial bank, trust company, custodian or other nominee must not deliver a Letter of Transmittal directly to the Depositary (Computershare). The broker, dealer, commercial bank, trust company, custodian or other nominee holding your Shares must submit the Letter of Transmittal that pertains to your Shares to the Depositary (Computershare) on your behalf. If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, agents, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and proper evidence satisfactory to the Depositary of their authority so to act must be submitted.
The Letter of Transmittal and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder’s custodian, broker, dealer, commercial bank, trust company, or other nominee to the Depositary as follows:

The Depositary and Paying Agent for the Offer is:
Computershare Trust Company, N.A.
Permitted Methods of Delivery to the Depositary:
Online via: silarealtytrustdutchauction.computersharecas.com

By Mail: Computershare Trust Company c/o Voluntary Corporate Actions PO Box 43011 Providence, RI 02940-3011	By All Trackable Mail including Overnight Delivery: Computershare Trust Company, N.A. c/o Voluntary Corporate Actions 150 Royall Street, Suite V Canton, MA 02021
Delivery of the Letter of Transmittal to an address other than as set forth above will not constitute a valid delivery to the Depositary.
The Information Agent for the Offer is:
Georgeson LLC
If you have questions or need assistance, please contact Georgeson LLC by telephone at (866) 643-7359.
The Dealer Manager for the Offer is:
Wells Fargo Securities, LLC
500 West 33rd Street
30 Hudson Yards
New York, New York 10001
Attn: Equity Syndicate Group
Call Toll-Free (800) 645-3751